File No. 333-132911
                                                                Rule 424(b)(3)


PRICING SUPPLEMENT
------------------
(To MTN prospectus supplement,
general prospectus supplement and
and prospectus, each dated March 31, 2006)
Pricing Supplement Number: 2539


                                                             Merrill Lynch & Co., Inc.
                                                            Medium-Term Notes, Series C
                                                     Due Nine Months or More from Date of Issue

                                                                Floating Rate Notes
     Principal Amount:        $750,000,000                            Original Issue Date:                  May 26, 2006

     CUSIP Number:            59018YXK2                               Stated Maturity Date:                 May 27, 2008

     Issue Price:             100%

     Interest Calculation:                                            Day Count Convention:
     -----------------                                                ------------------
     |X| Regular Floating Rate Note                                   |X| Actual/360
     |_| Inverse Floating Rate Note                                   |_| 30/360
         (Fixed Interest Rate):                                       |_| Actual/Actual


     Interest Rate Basis:
     -----------------
     |X| LIBOR                                                         |_| Commercial Paper Rate
     |_| CMT Rate                                                      |_| Eleventh District Cost of Funds Rate
     |_| Prime Rate                                                    |_| CD Rate
     |_| Federal Funds Rate                                            |_| Other (see attached)
     |_| Treasury Rate
      Designated CMT Page:                                             Designated LIBOR Page:
                  CMT Moneyline Telerate Page:                                  LIBOR Moneyline Telerate Page: 3750
                                                                                       LIBOR Reuters Page:


     Index Maturity:          One Month                               Minimum Interest Rate:                Not Applicable



     Spread:                   + 0.03%                                Maximum Interest Rate:                Not Applicable

     Initial Interest Rate:   Calculated as if the Original Issue     Spread Multiplier:                    Not Applicable
                              Date was an Interest Reset Date

     Interest Reset Dates:    Monthly, on the 27th of every month, commencing
                              on June 27, 2006, subject to modified following
                              Business day convention.


     Interest Payment Dates:  Monthly, on the 27th of every month, commencing on June 27, 2006, subject to modified following Business day convention.

     Repayment at the
     Option of the Holder:    The Notes cannot be repaid prior to the Stated
                              Maturity Date.

     Redemption at the
     Option of the Company:   The Notes cannot be redeemed prior to the Stated
                              Maturity Date.

     Form: The Notes are being issued in fully registered book-entry form.

     Trustee:                 JPMorgan Chase Bank, N.A.

     Underwriters:            Merrill Lynch, Pierce, Fenner & Smith
                              Incorporated ("MLPF&S"), Fifth Third Securities,
                              Inc. and LaSalle Financial Services, Inc. (the
                              "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead
                              Underwriter.

                              Pursuant to an agreement, dated May 23, 2006
                              (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                              Underwriters                           Principal Amount of the Notes
                              ------------                           -----------------------------
                              Merrill Lynch, Pierce, Fenner & Smith                   $735,000,000
                                          Incorporated
                              Fifth Third Securities, Inc.                              $7,500,000
                              LaSalle Financial Services, Inc.                          $7,500,000
                                                                                        ----------
                                                              Total                   $750,000,000

                              Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                              The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                              The Company has agreed to indemnify the
                              Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Underwriting Discount:   0.1750%

     Dated:                   May 23, 2006